EXHIBIT 99.3


FOR IMMEDIATE RELEASE                      CONTACT: RONN TOROSSIAN/ERIC GOTTLIEB
                                                    THE MWW GROUP
                                                    212-704-9727
                                                    RONN@MWW.COM/ERICG@MWW.COM


             CEO OF MEDSTRONG INTERNATIONAL CORPORATION COMMENTS ON
            THE APPLIED DIGITAL SOLUTIONS' MEDICAL CHIP ANNOUNCEMENT


Rancho Palos Verdes, California, April 18, 2002 - Jerry R. Farrar, CEO of MedStrong International Corporation (OTC Bulletin Board: MSRG and MSRGW), today released the following statement to its investor community in reference to Applied Digital Solutions, Inc's (NasdaqNM: ADSX) recent announcement regarding their VeriChip product.

Mr. Farrar stated, "MedStrong recently experienced inquiries from our shareholders and the general public concerning Applied Digital Solutions'
VeriChip announcement. According to their company, the chip is surgically implanted into patients and can be used as a method for obtaining specific medical information. In addition, future applications may include full medical records archival/retrieval for emergency medical care."

Mr. Farrar added, "This is not to be confused with MedStrong's PQD product, which presently makes available an online medical records retrieval system. Through the consumers' registration of vital emergency medical information in a secure password protected environment, PDQ is available all the time, anywhere in the world where there is Internet access. The low cost membership system can be immediately accessed through our website, www.medstrong.com."

ABOUT MEDSTRONG INTERNATIONAL CORPORATION
-----------------------------------------
MedStrong International Corporation has developed a comprehensive database to store and transfer patient medical records in a secure environment and the software necessary to transfer the information over the Internet allowing for data retrieval. Their Website was formally launched in July 2001. In addition,
MedStrong's   offering  addresses  the  emergency  and  catastrophe  segment  of healthcare through the availability of medical records anytime, anywhere in the world. The first subscriber sales occurred in the second quarter of 2001. MedStrong provides consumers the ability to store and have access to, or authorize another individual to have access to his or her medical records at any time from anywhere that has Internet access. MedStrong intends this service to provide a consumer with the benefit of having all of his or her medical information in one place so that any attending emergency doctor may access the information when seconds count. This will enhance the quality of patient care in doctors' offices and in emergency rooms across the country and allow doctors to obtain patient medical information, when authorized, through the Internet saving the time and cost of physically transporting medical records between doctors' offices.
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"SAFE HARBOR"  STATEMENT UNDER THE PRIVATE  SECURITIES  LITIGATION REFORM ACT OF
1995: THIS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS THAT ARE SUBJECT TO RISKS AND UNCERTAINTIES, INCLUDING, BUT ARE NOT LIMITED TO, BUSINESS CONDITIONS IN THE MARKET AREAS WE TARGET, COMPETITIVE FACTORS, CUSTOMER DEMAND FOR OUR SERVICES, AND OUR ABILITY TO EXECUTE OUR PLANS SUCCESSFULLY. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE EXPRESSED IN ANY FORWARD-LOOKING STATEMENTS MADE BY, OR ON BEHALF OF, THE COMPANY. ADDITIONAL INFORMATION ON FACTORS THAT MAY AFFECT THE BUSINESS AND FINANCIAL RESULTS OF THE COMPANY CAN BE FOUND IN FILINGS OF THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Disclaimer: MedStrong International Corporation is not affiliated with Applied Digital Solutions, Inc. and the comments expressed by MedStrong International Corporation do not necessarily reflect the beliefs of Applied Digital Solutions, Inc.